SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 15, 2007

WASTE INDUSTRIES USA, INC.

(Exact name of registrant as specified in its charter)

North Carolina

(State or other jurisdiction of incorporation)

000-31050	56-0954929
(Commission File Number)	(IRS Employer ID Number)

3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 325-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 15, 2007, Waste Industries USA, Inc. entered into an amendment to each of its existing Change in Control Agreements, each dated April 30, 2003, with Jim W. Perry, President and Chief Executive Officer, Harry M. Habets, Chief Operating Officer, D. Stephen Grissom, Chief Financial Officer, Lonnie C. Poole, III, Vice President of Corporate Development and Michael J. Durham, Vice President of Administration and Support Services. Each amendment changed the definition of “Restricted Area” to mean the area within a 100-mile radius of each place of business of the company including the company’s home office, division offices, local and branch offices, landfills, transfer stations and recycling centers. “Restricted Area” formerly was defined as the States of Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, and Virginia. The company sought the amendment to provide a more specific geographic area that was based on where the company operates so that the “Restricted Area” would incorporate any states into which the company might expand in the future as well as exclude any states in which the company ceased to do business, such as its 2006 exit from Florida. Under the terms of each change in control agreement, the officer may not compete with the company nor solicit any of the company’s customers or employees within the Restricted Area for the 12 months during which he is receiving the severance payments called for under the agreement.

On January 15, 2007, Waste Industries also entered into a Change in Control Agreement with Harrell J. Auten, III, Vice President of Sales and Marketing. The agreement, which is identical to the change in control agreements the company has entered into with its other executive officers, including the amendment discussed above, provides that if Mr. Auten is terminated within two years after a change in control other than “for cause” or if he terminates his employment for “good reason” after a change in control, he will be entitled to receive one year’s salary and benefits plus an amount equal to the average of the annual bonuses paid to him for the two fiscal years prior to the change in control. These payments would be made in equal installments over the 12-month period following the triggering of the payment. In addition, upon a change in control, all of Mr. Auten’s unvested stock options will automatically vest in full.

“For cause” means:

•	the employee’s conviction or plea of nolo contendere to a felony;

•	an act of dishonesty or misconduct on the employee’s part which results or is intended to result in material damage to the company’s business or reputation; or

•	a material violation by the employee of his position, authority, duties or responsibilities, including those under any company policy of code of conduct, as in effect at the change in control.

“Good reason” means the occurrence of any of the following, without the consent of the employee, after the occurrence of a change in control:

•	any failure by the company to provide the employee with a base salary or annual cash incentive compensation opportunities at a level which, in each case, is at least the same as the base salary paid, or incentive compensation opportunities made available, to the employee immediately prior to the change in control;

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•	the company’s requiring the employee to be permanently based at any office or location more than 35 miles from that location at which he performed his services for the company immediately prior to the change in control; or

•	any failure by the company to obtain the acquiring entity’s agreement to assume the change in control agreement.

A “change in control” is defined as:

•	a person or entity (other than a majority owned subsidiary of the company, any of its then current shareholders, any members of the immediate family of any of the then current shareholders, any entity which holds any of the company’s securities for the benefit of any of the then current shareholders or members of any such shareholder’s immediate family, or any other business entity which is owned or controlled by one or more of the then current shareholders, referred to as “Excluded Holders”), becomes the beneficial owner, directly or indirectly, of more than 50% of the combined voting power of the company’s then outstanding securities;

•	a merger or consolidation of the company with another entity where the shareholders of the company immediately prior to the merger or consolidation will not own, immediately after the merger or consolidation, more than 50% of the combined voting power of the company’s then outstanding securities; or

•	a sale or transfer of substantially all of the assets of the company to any person other than an Excluded Holder or as part of a sale-leaseback transaction.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
10.23	Form of Amendment to Change in Control Agreement dated January 15, 2007 between Waste Industries USA, Inc. and certain executive officers.

10.24	Change in Control Agreement dated January 15, 2007 between Waste Industries USA, Inc. and Harrell J. Auten, III.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WASTE INDUSTRIES USA, INC.
Date: January 18, 2007
/s/ D. Stephen Grissom
D. Stephen Grissom
Chief Financial Officer

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